Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our auditors’ report dated March 22, 2007 on the financial statements of SuperCom Asia Pacific Limited for the year ended December 31, 2006 in the Annual Report (Form 20-F with file no. 000-50790) of Vuance Ltd. for the year ended December 31, 2008 filed with the United States Securities and Exchange Commission.

With effect from May 1, 2009, our firm changed our name from BDO McCabe Lo Limited to BDO Limited and we now practice under our new name accordingly.

BDO Limited
Certified Public Accountants

29 June 2009